Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-200745, 333-204441 and 333-215154), and on Form S-8 (Registration Nos. 333-218951, 333-202674, 333-206237 and 333-211995) and related prospectuses of Asterias Biotherapeutics, Inc. of our report dated March 15, 2018, relating to the financial statements of Asterias Biotherapeutics, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ OUM & CO. LLP

San Francisco, California
March 15, 2018